Exhibit 7

                                  PERDIGAO S.A.
             TAX PAYER REGISTRATION NUMBER (CNPJ) 01.838.723/0001-27
                                 PUBLIC COMPANY

         CALL FOR ANNUAL EXTRAORDINARY AND GENERAL SHAREHOLDERS' MEETING

The shareholders are hereby invited to attend a meeting to be held at 2:00 P.M., on April 22, 2003, at Av. Escola Politecnica, 760 - Sao Paulo - SP, to deliberate upon the following agenda:

1. To examine and vote upon the Management Report, Financial Statements, as well as other documents referring to the fiscal year ended on 12/31/02, and to deliberate upon the destination of earnings and ratify the distribution of interest over company capital to shareholders, as per the deliberation of the Board of Directors;

2. Ratify the nomination of Member of the Board of Directors carried out by the Board of Directors Meeting.

3. To elect the Board of Directors. Pursuant to regulation CVM, Instructions number 165 and 282, it is hereby clarified that the minimum percentage of voting capital required for the adoption of a multiple vote procedure is of 5%.

4. To elect the Audit Committee; 5. To set the monthly and global management compensation;

                         Sao Paulo(SP), March 25, 2003.


                               EGGON JOAO DA SILVA
                                    Chairman